Anthony J. Murphy, Ph.D.
Lilly Corporate Center
Indianapolis, Indiana
46285




Securities and Exchange Commission
Washington, D.C.
20549

Authorization Regarding Reporting Forms

I hereby authorize
and designate the following persons to sign and file with the Commission on my behalf Forms 4 and 5 covering my transactions and holdings in the common stock and other equity securities of Eli Lilly and Company as required by
Section 16 of the Securities Exchange Act of 1934 and the rules thereunder:


	Robert A. Armitage, Lilly Corporate Center, Indianapolis, Indiana



	Alecia A. DeCoudreaux, Lilly Corporate Center, Indianapolis,
Indiana

	James B. Lootens, Lilly Corporate Center, Indianapolis,
Indiana

	Bronwen L. Mantlo, Lilly Corporate Center, Indianapolis,
Indiana

This authorization and designation shall remain in effect until a written revocation is signed by me and provided to the Commission.


Date:  June 9, 2005


Anthony J. Murphy, Ph.D.